EXHIBIT 99.1

Press Release
For Immediate Release

Compex Technologies FQ3 Revenue $21.6 Million.
Net Income $429,000 or $0.03 Diluted EPS.
Nine Month Revenue $63.3M, Net Income $2.0M or $0.16 Diluted EPS

New Brighton, MN — May 12, 2004 — Compex Technologies (Nasdaq: CMPX) reported today consolidated revenue for the third fiscal quarter ended March 31, 2004 increased 13% to $21.6 million compared with $19.1 million in the comparable quarter a year earlier. Net income for the quarter was $429,000 or $0.03 diluted earnings per share compared with net income of $1.3 million or $0.12 diluted earnings per share in the third fiscal quarter of 2003.

For the nine months ended March 31, 2004, consolidated revenue increased 14% to $63.3 million from $55.6 million during the nine months ended March 31, 2003. Net income for the first nine months of fiscal year 2004 was $2.0 million or $0.16 diluted earnings per share versus $3.3 million or $0.30 diluted earnings per share in the first nine months of fiscal year 2003.

U.S. revenue for the quarter was $13.3 million, up 11% from $12.1 million in the same period last year. International revenue was $8.4 million, an increase of 20% compared with $7.1 million in the prior year’s third quarter. Approximately 17% of international growth was generated by a favorable impact of exchange rates, reflecting the strength of the euro versus the dollar.

Consolidated revenue by product line for the quarter was roughly $4.4 million in rehabilitation products, $4.3 million in pain management products, $6.4 million in consumer products and $6.5 million in accessories and supplies.

Gross profit margin for the fiscal 2004 third quarter was 67.3%, compared with 70.2% last year. The decrease is primarily due to a reduction of our higher margin accessories and supplies as a percentage of total revenue and to lower average selling prices in Europe.

Selling, general and administrative expenses were $13.0 million, or 60.1% of revenue, compared with $10.6 million, or 55.6% of revenue in the fiscal 2003 third quarter. This is primarily due to increases in our domestic consumer marketing expenses and the adverse effect of the euro on our European operating expenses.

Compex President and CEO Dan W. Gladney said, “Our medical business in the United States posted a net revenue increase of 10% for the quarter primarily due to an increase in medical device sales and rentals by successfully expanding our selling efforts into the physician markets. Our consumer business in the United States is seeing a very modest, but steady increase in sales.”

“Our European revenue benefited largely from favorable exchange rates, the addition of the Slendertone product line and the Filsport acquisition in Italy. However, we are experiencing a weakening in our consumer markets, which we have somewhat offset with new product launches.”

“As we announced two weeks ago, we missed our bottom line goal for the quarter primarily due to the weaker than expected consumer product sales in both Europe and the U.S. The domestic shortfall was essentially caused by the later than expected signing of our celebrity. We also announced that the expenses associated with the production and advertising of consumer product launches contributed to the earnings shortfall. We expect these expenses will continue to adversely impact our bottom line until our consumer product sales pick up,” Gladney said.

“Sarah Ferguson, the Duchess of York, has completed filming her commercials promoting our consumer products here in the U.S. and we expect those commercials to begin running in the next few weeks. As we have said previously, we believe it is essential to invest in advertising and promotion in order to build retail sales. We expect to continue to devote substantial resources to marketing our consumer products during the remainder of fiscal 2004, including increased promotion and advertising expenditures for both Slendertone and Compex over the next several months as part of our continuous marketing push,” Gladney said.

Looking forward, the company said its target for diluted earnings per share in the fourth fiscal quarter ending June 30, 2004 is in the range of $.06 to $.09 based on anticipated revenues of $22.0 million to 23.5 million. The foregoing statement regarding targets for the quarter are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

Compex Technologies has scheduled an investor conference call at 1:00 p.m. Eastern time, May 12th, 2004, to discuss third quarter results and to answer questions.

To participate in the live call, domestic callers should dial (866) 453-5550 and enter PIN 4402212. International callers should dial (678) 460-1860 and use the same PIN. A telephone replay will be available until 11:00 p.m. Eastern Time on May 26th by dialing (866) 453-6660 and reference number 148173.

An investment profile on Compex Technologies, Inc. may be found at http://www.hawkassociates.com/compex/profile.htm.

About Compex Technologies

Compex Technologies is a worldwide leader in designing and manufacturing transcutaneous electrical nerve stimulation and electrical muscle stimulation (EMS) products used for pain management, rehabilitation, fitness and sports performance enhancement in clinical, home healthcare, sports and occupational medicine settings. Compex is the first U. S. company to offer consumers EMS technology in FDA-cleared, over-the-counter products for sports-performance enhancement, improved physical fitness and general well being.

For investor relations information contact CFO Scott Youngstrom at (800) 676-6489 or Frank Hawkins or Julie Marshall, Hawk Associates at (305) 852-2383. Email: info@hawkassociates.com. Detailed information about Compex may be found on the websites www.compextechnologies.com and www.slendertone.com. Copies of Compex press releases, price quotes, SEC filings, analyst reports and other valuable information for investors may be found on the website www.hawkassociates.com.

Cautionary Statement: All statements other than historical facts included in this release regarding future operations, and particularly on the outlook for 2004, are subject to the risks inherent in predictions and “forward looking statements.” These statements are based on the beliefs and assumptions of management of Compex Technologies and on information currently available to management. Nevertheless, these forward-looking statements should not be construed as guarantees of future performance. They involve risks, uncertainties, and assumptions identified in Compex Technologies filings with the SEC, including, but not limited to:

•	The increasing reliance on results of international operations;

•	The effect of fluctuating exchange rates on international results;

•	Compex Technologies substantial balances of third-party billing business and resulting accounts receivable and the sensitivity of its results to the accuracy of its reserve for uncollectible receivables;

•	Changes in, and Compex Technologies compliance with, regulation and industry practice that affects the rates at which its products are reimbursed, the way it manufactures its products, and the documentation which it submits for reimbursement;

•	The United States consumer market for electrical stimulation products is new and developing;

•	Our ability in the United States to establish consumer demand with a limited marketing budget and secure contracts with significant retailers;

•	Negative publicity about electrical stimulation products;

•	World events that affect the economies of the countries in which its products are sold; and

•	Other factors that affect the industry in which Compex Technologies functions.

—Tables to Follow—

COMPEX TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	March 31,
	2003	2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,056,007	$2,124,411
Receivables, less reserves of $15,200,590 and $16,569,767	24,955,130	27,997,702
Inventories
Raw materials	1,393,470	1,181,061
Work in process	33,670	29,024
Finished goods	10,301,198	13,283,373
Deferred tax assets	4,675,394	4,675,394
Prepaid expenses	2,378,044	1,984,895

Total current assets	48,792,913	51,275,860
Property, plant, and equipment, net	4,536,804	4,723,149
Goodwill, net	10,583,287	15,843,302
Other intangible assets, net	883,634	684,682
Deferred tax assets	750,926	805,084
Other assets	104,743	135,764

Total current assets	$65,652,307	$73,467,841

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$5,363,850	$1,739,654
Notes payable	4,500,000	500,000
Accounts payable	4,028,608	5,201,328
Accrued liabilities
Payroll	1,567,710	1,772,223
Commissions	679,015	925,912
Income taxes	2,725,341	1,389,488
Other	3,349,986	3,268,192

Total current liabilities	22,214,510	14,796,797

LONG-TERM LIABILITIES
Long-term debt	1,217,268	2,458,400
Deferred tax liabilities	675,885	715,360

Total liabilities	24,107,663	17,970,557

STOCKHOLDERS’ EQUITY
Common stock, $.10 par value: 30,000,000 shares authorized; issued and outstanding 10,948,469 and 12,392,349 shares, respectively	1,094,847	1,239,235
Preferred stock, no par value: 5,000,000 shares authorized; none issued and outstanding	—	—
Additional paid in capital	21,650,978	32,685,534
Accumulated other non-owner changes in equity	1,870,183	2,632,404
Retained earnings	16,928,636	18,940,111

Total stockholders’ equity	41,544,644	55,497,284

Total liabilities and stockholders’ equity	$65,652,307	$73,467,841

COMPEX TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2003	2004	2003	2004
Net sales and rental revenue	$19,143,348	$21,651,597	$55,616,168	$63,272,462
Cost of sales and rentals	5,705,660	7,080,552	16,930,342	20,678,305

Gross profit	13,437,688	14,571,045	38,685,826	42,594,157
Operating expenses:
Selling, general and administrative	10,647,803	13,005,369	31,358,340	36,897,777
Research and development	572,396	779,634	1,613,972	2,054,784

Total operating expenses	11,220,199	13,785,003	32,972,312	38,952,561

Income from operations	2,217,489	786,042	5,713,514	3,641,596
Other income (expense):
Interest expense	(102,375)	(80,686)	(316,490)	(377,297)
Other	34,328	9,379	77,677	87,176

Income before income taxes	2,149,442	714,735	5,474,701	3,351,475
Income tax provision	794,000	286,000	2,190,000	1,340,000

Net income	$1,355,442	$428,735	$3,284,701	$2,011,475

Net income per common and common equivalent share
Basic	$0.12	$0.03	$0.30	$0.17

Diluted	$0.12	$0.03	$0.30	$0.16

Weighted average number of shares outstanding
Basic	10,934,858	12,257,734	10,945,773	11,612,383

Diluted	10,973,212	13,265,374	11,027,183	12,561,855